Consent of Counsel

Bingham McCutchen LLP
Suite 4400
355 South Grand Avenue
Los Angeles, CA 90071-3106

November 26, 2014

Clipper Funds Trust
2949 East Elvira Road, Suite 101
Tucson, Arizona 85756

Ladies and Gentlemen:

We have acted as counsel to Clipper Funds Trust, a Delaware statutory trust (the "Company"), with respect to certain legal matters in connection with the shares of beneficial interest of the Company offered pursuant to a Registration Statement on Form N-1A (Registration Statement No. 333-124255. 811-21758.), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

We hereby consent to the reference to Bingham McCutchen LLP in the Statement of Additional Information which forms part of the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP